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TABLE OF CONTENTS

Exhibit 4.9

FORM OF

AGREEMENT AND PLAN OF RECAPITALIZATION

BY AND AMONG

TRANS WORLD CORPORATION,
TWG INTERNATIONAL U.S. CORPORATION,
TWG FINANCE CORP.

AND

THE HOLDERS OF THE $20.0 MILLION
PRINCIPAL AMOUNT 12% SENIOR SECURED NOTES
DUE MARCH 17, 2005

TABLE OF CONTENTS

1.	Certain Definitions
2.	Exchange of Notes for Common Stock
3.	Conditions to the Closing of the Note Exchange
4.	Representations and Warranties of the Company
5.	Representations and Warranties of the Noteholders
6.	Covenants of the Noteholders
7.	Termination
8.	Fees and Expenses
9.	Amendment/Waiver
10.	Nonsurvival of Representations and Warranties
11.	Notices
12.	Choice of Law/Jurisdiction
13.	Assignment
14.	Entire Agreement
15.	Severability
16.	Specific Performance
17.	Further Assurances
18.	Counterparts; Facsimile
19.	Title and Subtitles
20.	Interpretation
SCHEDULE A—Noteholder List
SCHEDULE B—Form of Letter of Transmittal
SCHEDULE C—Exit Consent
SCHEDULE D—Interest Note
SCHEDULE E—Replacement Note

AGREEMENT AND PLAN OF RECAPITALIZATION

        This Agreement and Plan of Recapitalization (the "Agreement") is made as of the                        day of                         , 2003 (the "Agreement Date"), by and among Trans World Corporation, a Nevada corporation ("TWC"), TWG International U.S. Corporation, a wholly-owned subsidiary of TWC and a Nevada corporation ("TWGI"), TWG Finance Corp., a wholly-owned subsidiary of TWC and a Delaware corporation ("TWGF") (TWC, TWGI and TWGF being collectively referred to herein as the "Company") and the persons or entities set forth on the signature page hereto who are the holders (the "Noteholders") of the Company's $20 million principal amount 12% Senior Secured Notes due March 17, 2005 (the "Notes"). Each of TWC, TWGI and TWGF and the Noteholders are referred to herein individually as a "party" and one or more of them is referred to herein as the "parties," as the context may require.

        WHEREAS, the Company has issued the Notes to the Noteholders subject to separate indentures dated March 31, 1998 for $17.0 million principal amount and October 15, 1999 for $3.0 million principal amount, both as amended and supplemented to date (together, the "Indentures"), which, as of September 30, 2002 represented a total debt due to each Noteholder as set forth on Schedule A hereto;

        WHEREAS, the Board of Directors of TWC has determined that it would be in the best interests of TWC and its stockholders to engage in a recapitalization of TWC's financial structure in order to assure its long term viability and to obtain growth opportunities in the gaming and hospitality industry;

        WHEREAS, the Board of Directors has approved a plan of recapitalization that shall consist of the following major steps: (i) the exchange of 100% of the outstanding Notes for 90% of TWC's issued and outstanding shares of common stock, $0.001 par value per share (the "Common Stock") (or for the Replacement Notes as set forth in Section 3(a)(xi) hereof); and, (ii) the subsequent reverse stock split (or split-down) of the issued and outstanding shares of TWC's Common Stock at a ratio of 1 share for every 100 shares outstanding;

        WHEREAS, the Noteholders now desire to surrender and exchange their Notes for shares of the Common Stock at an exchange ratio of 22,640 shares of Common Stock for each $1,000 of principal amount of the Notes provided, however, that if less than 100% of the principal amount of the Notes are tendered for shares of Common Stock, the exchange ratio shall be adjusted so that the number of shares of Common Stock to be issued to the Noteholders tendering for Common Stock shall be equal to 90% of the total shares of Common Stock of TWC (approximately 503 million shares) outstanding immediately after the closing of the Note Exchange Offer (as defined herein) (which contemplates the increase in the proposed number of shares to be outstanding as a result of this transaction, as set forth herein) (the "Exchange Ratio");

        WHEREAS, it is the intent of the Company that the equity-for-debt exchange set forth in this Agreement be treated as a tax-free recapitalization in accordance with the provisions of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Certain Definitions.    For purposes of this Agreement, certain terms are defined throughout the Agreement and shall have the meanings given therein. For purposes of convenience only, the table below sets forth the Sections in which defined terms are first defined herein.

"Agreement"	First paragraph
"Agreement Date"	First paragraph
"Business Day"	Section 1(d)
"Closing"	Section 1(d)
"Closing Date"	Section 1(d)

"Code"	Fifth "Whereas" paragraph
"Common Stock"	Third "Whereas" paragraph
"Company"	First paragraph
"Continental"	Section 2(h)
"Exchange Act"	Section 1(f)
"Exchange Agent"	Section 1(h)
"Exchange Ratio"	Fourth "Whereas" paragraph
"Exit Consent"	Section 2(a)(ix)
"Indentures"	First "Whereas" paragraph
"Interest Note"	Section 2(n)
"Letter of Transmittal"	Section 1(d)
"Material Adverse Effect"	Section 3(d)
"Note Exchange"	Section 1(a)
"Note Exchange Offer"	Section 1(e)
"Note Exchange Offer Documents"	Section 1(f)
"Noteholder Documents"	Section 4(d)
"Noteholders"	First paragraph
"Notes"	First paragraph
"party" and "parties"	First paragraph
"Prospectus"	Section 1(f)
"Registration Statement"	Section 1(f)
"Replacement Notes"	Section 3(a)(xi)
"SEC"	Section 1(f)
"Securities Act"	Section 1(f)
"Tax" or "Taxes"	Section 1(i)
"TWC"	First paragraph
"TWGF"	First paragraph
"TWGI"	First paragraph

        2.    Exchange of Notes for Common Stock.

        (a)  Subject to the conditions set forth herein, the Company and the Noteholders agree to exchange the Notes for the Common Stock at the Exchange Ratio (the "Note Exchange") or for the Replacement Notes, as the case may be.

        (b)  The Noteholders understand that no fraction of a share of TWC Common Stock will be issued in the Note Exchange. Instead, all fractional shares to which such Noteholder would otherwise be entitled will be summed and rounded to the next highest whole share. (E.g., if a Noteholder is entitled to 150.3 shares, such Noteholder shall receive 151 shares. Accordingly, the sum of all share fractions shall represent only the next highest whole share, regardless of the value of the fraction).

        (c)  The Note Exchange shall be deemed effective on the Closing Date, as defined in Section 2(d) below. On the Closing Date, each outstanding Note and the principal amount of, and interest on and the debt represented thereby shall be deemed to be cancelled, the Noteholder shall cease to have a claim on all or any part of the collateral pledged under the Indentures and each such Note shall represent only the number of shares of Common Stock or the principal amount of the Replacement Note into which it may be exchanged. Upon the acceptance by the Company of the Notes tendered by the Noteholder for exchange, the Noteholder shall be deemed to have waived any and all violations or breaches by the Company under the Notes and/or the Indentures and all claims by the Noteholders under the Notes and/or the Indentures shall be cancelled, rendered void and thereby terminated. A Noteholder shall become a stockholder of the Company only upon the issuance and delivery of shares of the Common Stock to such Noteholder by the Company.

        (d)  Each Noteholder agrees to surrender the certificate representing his, her or its Note, duly endorsed to TWC, in accordance with the instructions of the letter of transmittal, a copy of which is attached hereto as Schedule B (the "Letter of Transmittal") to TWC on a date determined by the Company, in its sole discretion, which may be the date not more than ten (10) Business Days following written notification that all conditions (other than the delivery of the Notes) set forth in Section 2 have been satisfied and/or waived (the "Closing Date"). The act of consummating the Note Exchange by the parties on the Closing Date shall be deemed to be the closing (the "Closing"), which may be done by wire, mail or in person as the parties may agree. Upon the tender and delivery of the Notes in accordance with this Agreement and the Letter of Transmittal, and after acceptance of the Notes by the Company in its sole discretion, the tender will be irrevocable. For purposes of this Agreement, a "Business Day" shall be any day other than Saturday or Sunday or other day on which commercial banks in the city of New York, New York are authorized or required by law to be closed.

        (e)  The Noteholders hereby acknowledge receipt of this offer by TWC to exchange their Notes for shares of TWC Common Stock at the Exchange Ratio or the Replacement Notes (the "Note Exchange Offer") and hereby agree that all obligations of the Noteholder hereunder shall be binding upon the spouses, heirs, executors, administrators, personal representatives, trustees, beneficiaries, trustees in bankruptcy, successors and assigns of the Noteholders (as applicable).

        (f)    On or before the date that the Note Exchange Offer is officially commenced, TWC shall file with the Securities and Exchange Commission (the "SEC") (i) a registration statement on Form S-4 (or other similar form) (the "Registration Statement") containing a preliminary prospectus (together with all amendments and supplements thereto and including the exhibits thereto) to register all of the shares of TWC Common Stock to be offered in the Note Exchange Offer pursuant to the Securities Act of 1933, as amended (the "Securities Act"), (the "Prospectus"), and a proxy statement which shall be used by TWC to solicit proxies from its stockholders to vote in favor of the proposed amendment to TWC's Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 950,000,000 shares in order to facilitate the Note Exchange; and (ii) information with respect to the Note Exchange Offer and any other necessary or appropriate documents relating to the Note Exchange Offer (together with all amendments and supplements thereto and including the exhibits thereto) (the "Note Exchange Offer Documents").

        (g)  TWC will take all steps necessary to ensure that the Registration Statement and the Note Exchange Offer Documents will comply in all material respects with the provisions of applicable Federal and state securities laws. TWC will take all steps necessary to cause the Registration Statement and the Note Exchange Offer Documents to be filed with the SEC, cleared or declared effective by the SEC and to be disseminated to the Noteholders and the TWC stockholders as and to the extent required by applicable Federal and state securities laws. TWC will promptly correct any information provided by it for use in the Registration Statement and the Note Exchange Offer Documents if and to the extent that it shall have become false and misleading in any material respect and TWC will take all steps necessary to cause the Registration Statement and the Note Exchange Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Noteholders and the TWC stockholders (as applicable) as and to the extent required by applicable Federal and state securities laws.

        (h)  Prior to the Closing Date, TWC shall designate Continental Stock Transfer & Trust Company ("Continental") or other person or entity, in its sole discretion, to act as agent for the Noteholders in connection with the Note Exchange Offer (the "Exchange Agent") to receive certificates representing the Notes from the Noteholders and to issue in exchange therefore certificates representing the Common Stock to which the Noteholders shall become entitled pursuant to Section 1 hereof. TWC shall reserve sufficient authorized shares of Common Stock in order to pay the full Note Exchange consideration.

        (i)    TWC shall cause the Exchange Agent to mail to each Noteholder of record (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Note certificates shall pass, only upon proper delivery of the Note certificates to the Exchange Agent and acceptance of such tender by TWC, and shall be in such form not inconsistent with this Agreement as TWC may specify) and (ii) instructions for use in surrendering the Note certificates in exchange for the issuance of the TWC Common Stock or the Replacement Note. Upon surrender of a Note certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may be required by TWC, and upon acceptance of such tender by TWC, TWC shall cause the Exchange Agent to issue to the holder of such Note certificate all such shares of Common Stock (TWC will issue directly any Replacement Notes) of TWC to which such Noteholder shall be entitled hereunder, and the Note certificate so surrendered shall forthwith be cancelled. In the event of a surrender of a Note certificate representing Notes which are not registered in the transfer records of TWC under the name of the person or entity surrendering such Note certificate, the issuance of the TWC Common Stock or the Replacement Note may be made to a person or entity other than the person or entity in whose name the Note certificate so surrendered is registered if such Note certificate shall be properly endorsed or otherwise be in proper form for transfer and the person or entity requesting such payment shall pay any transfer or other Taxes (as hereinafter defined) required by reason of payment to a person or entity other than the registered holder of such Note certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1(i), each Note certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Common Stock or the Replacement Note which the holder thereof has the right to receive in respect of such Note certificate pursuant to the provisions of this Section 1. No interest shall be paid or will accrue on the consideration payable to holders of Note certificates pursuant to the provisions of this Section 2. For purposes of this Agreement, "Tax" or "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

        (j)    At the Closing Date, the Note transfer books of TWC shall be closed with respect to the Notes tendered and thereafter there shall be no further registration of transfers of the said Notes on the records of TWC. Warrants issued in conjunction with the Notes shall not be affected by the Note Exchange Offer.

        (k)  If any Note certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such Note certificate to be lost, stolen or destroyed and, if required by TWC, the posting by such person or entity of a bond in such amount as TWC may direct as indemnity against any claim that may be made against it with respect to such Note certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Note certificate the Common Stock or Replacement Note to which such Noteholder is entitled pursuant to this Agreement.

        (l)    TWC, at its option, shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Note Exchange consideration payable to a Noteholder any withholding and stock transfer Taxes and such amounts as are required under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by TWC (which amounts may be withheld in shares of Common Stock based on the fair market value of said Common Stock, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Noteholder in respect of which such deduction and withholding was made by TWC.

        (m)  On the terms and subject to the prior satisfaction or waiver of the conditions to the Note Exchange Offer (which include the conditions set forth in the Letter of Transmittal, which are hereby incorporated by reference), TWC will accept for exchange and shall exchange for all Notes validly tendered and not withdrawn shares of its Common Stock at the Exchange Ratio or the Replacement Notes as soon as practicable after the expiration of the Note Exchange Offer (which date shall coincide with the Closing Date).

        (n)  (i) As of the date of this Agreement, the Company has failed to pay accrued interest to certain Noteholders on one or more of the following interest payments dates: September 17, 2000, March 17, 2001 and September 17, 2001 in an amount equal to $2,474,400.00. TWC hereby agrees that on the Closing Date it will issue to each such Noteholders as set forth on Schedule A an unsecured promissory note (the "Interest Note") in the form set forth in Schedule D for the amount of interest owed to each for such interest payment dates, which note will be for a term of 36 months, with an interest rate of 8.0% per annum, principal and interest to amortize monthly with the final payment due on the date of maturity, subject, however, to prepayment by TWC, from time to time, in whole or in part, without penalty.

          (ii)  All Noteholders hereby agree to waive, forego, cancel and forgive any and all other interest and penalties which has accrued pursuant to the Notes and the Indentures but is unpaid from the date of issuance to, through and including the Closing Date.

        (o)  TWC shall, prior to the declaration of the effectiveness by the SEC of the Registration Statement for the shares of Common Stock in the Note Exchange Offer, file with the SEC a new registration statement on Form S-1 (or on a Form S-3 if and when such form becomes available for use by TWC) to register shares of the Common Stock to be issued to Value Partners, Ltd. ("Value Partners") in the Note Exchange Offer at TWC's expense and to maintain the effectiveness of such registration statement until the earlier of such two year anniversary date or the date when Value Partners has sold the last share of such common stock in order to permit Value Partners and/or its limited partners to sell such Common Stock without restriction.

        (p)  If required by applicable law or regulation, promptly at the reasonable request of any Noteholder, TWC agrees to use its best efforts to register or qualify, as may be required by applicable law, the Common Stock under all applicable state securities or "blue sky" laws of such jurisdictions, and do any and all other acts and things that may be reasonably necessary or advisable to enable such Noteholder to consummate the disposition in each such jurisdiction of such Common Stock owned by such Noteholder; provided, however, that TWC shall not be required to (i) qualify as a foreign corporation or as a broker or dealer in securities in any jurisdiction where it would not otherwise be required to qualify, (ii) file any general consent to service of process or (iii) subject itself to taxation in any such jurisdiction if it is not so subject.

        3.    Conditions to the Closing of the Note Exchange.

        (a)  Upon the satisfaction of each of the following conditions, and in reliance upon the representations and warranties contained in this Agreement and the Schedules attached hereto and made a part of this Agreement, the Company agrees to engage in the Note Exchange on the Closing Date. The following are the conditions to the Closing of the Note Exchange by the Company:

          (i)    Due execution of this Agreement by the Company and the holders of 100% of the outstanding principal amount of the Notes and the effectiveness of this Agreement up to and including the Closing Date;

          (ii)  The execution, completion and delivery by the Noteholders of the Letter of Transmittal, together with the Note certificates duly endorsed to the Company, and all other documents and instruments required by the Company to be submitted on or prior to the Closing Date by all Noteholders that have executed this Agreement;

          (iii)  All representations and warranties of the Noteholders contained herein and in all Schedules annexed hereto shall remain true and correct in all material respects as of the Closing Date;

          (iv)  There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Note Exchange Offer or the issuance by TWC of the Common Stock, nor any suit, action or proceeding shall be taken by any third party or (domestic or foreign) governmental entity (A) seeking to prohibit or impose any material limitations on TWC's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its businesses or assets, (B) seeking to compel TWC or its subsidiaries and affiliates to dispose of or hold separate any material portion of its business or assets, (C) seeking to restrain or prohibit the making or consummation of the Note Exchange Offer or the issuance by TWC of the Common Stock or the performance of any of the other transactions contemplated herein, (D) seeking to obtain from TWC any damages that would be reasonably likely to have a Material Adverse Effect on TWC, (E) seeking to impose material limitations on the ability of TWC, or rendering TWC unable, to accept for exchange, or exchange some or all of the Notes pursuant to the Note Exchange Offer, and/or (F) imposing material limitations on the ability of TWC effectively to cancel the Notes immediately upon acceptance of the tender thereof, or (G) which otherwise is reasonably likely to have a Material Adverse Effect on TWC;

          (v)  There not shall have occurred (A) and be continuing as of the closing of the Note Exchange Offer or the Closing Date, as applicable, any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four hours, (B) and be continuing as of the closing of the Note Exchange Offer or the Closing Date, as applicable, a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions (such as if federal banking regulators, by regulation or policy, significantly restrict loan underwriting standards), (D) any change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans (such as if federal banking regulators, by regulation or policy, substantially limit or prohibit financial institutions from selling loans to one another), or (E) in the case of any of the situations in clauses (A) through (D) inclusive, existing at the time of the commencement of the Note Exchange Offer, a material acceleration or worsening thereof;

          (vi)  Delivery of any third party consents and satisfactory evidence of the resolution of any third party conflicts relating to the transactions described in this Agreement;

          (vii) Approval by the stockholders of TWC of an amendment to its Articles of Incorporation to increase the authorized shares of Common Stock from 100,000,000 shares to 950,000,000 shares;

          (viii)    The delivery to the Board of Directors of TWC of an opinion, satisfactory to the Company, of an independent financial advisory firm selected by the Board that the Note Exchange is "fair to the stockholders of the Company from a financial point of view;"

          (ix)  All tendering Noteholders shall have executed the Fourth Supplemental Indenture to amend the Notes ("Exit Consent"), as set forth on Schedule C hereto and shall have delivered such Exit Consent to the Company with the Letter of Transmittal;

          (x)  Noteholders holding not less than 92% of the outstanding principal amount of the Notes must tender their Notes for common stock. All Noteholders who have not tendered for the Common Stock (which shall not exceed 8% of the outstanding principal amount of the Notes) shall have agreed to exchange their Notes for a new seven year Variable Rate Promissory Note (the "Replacement Notes") in the form attached as Schedule E, thereby permitting the Company to extinguish the Indentures;

          (xi)  The Company shall have received from its special counsel, a letter regarding the tax aspects of the plan of recapitalization; and,

          (xii)     Any change or development involving a prospective change, in the business or financial affairs of TWC or any of its subsidiaries which, in the reasonable judgment of TWC, might materially impair the ability of TWC to proceed with the Note Exchange Offer or might materially impair the contemplated benefits of the Note Exchange Offer to TWC.

        The foregoing conditions are for the benefit of TWC and may be waived by TWC with the consent of the holders of a majority of the principal amount of the Notes in whole or in part, with respect to one of more of the Noteholders, at any time and from time to time, in their sole discretion, provided, however, that no tendering Noteholder shall be treated otherwise than in accordance with the terms of this Agreement. The failure by TWC or by the holder of a majority in principal amount of the Notes at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        (b)  The Company expressly reserves the right to modify the material terms of the Note Exchange Offer with the prior written consent of the holders of not less than a majority of the principal amount of the Notes but shall not change the form (except that the Company expressly reserves the right to substitute cash for the Common Stock in its sole discretion), or decrease the value, of the consideration as set forth in Section 3(a)(ix), above without the prior written consent of the Noteholders that have executed this Agreement, holding a majority of the outstanding principal amount of the Notes. The Company and the holders of not less than a majority of principal amount of the Notes shall determine whether a modification of the Note Exchange Offer is material. In addition, the Company may, with the consent of the holders of not less than a majority of principal amount of the Notes, from time to time, upon written notice to the Noteholders, extend the expiration date of the Note Exchange Offer until all conditions thereto have been satisfied or waived, in its sole discretion.

        4.    Representations and Warranties of the Company.

        TWC hereby represents and warrants to the Noteholders as follows:

        (a)  TWC and TWGI are corporations duly incorporated and validly existing and in good standing under the laws of the State of Nevada and TWF is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. All of such corporations have all requisite corporate authority to carry on their respective business as described in TWC's Annual Report on Form 10-K dated December 31, 2001, and, as of the Closing Date, TWC will have the full legal power to issue the Common Stock and complete the Note Exchange as set forth herein and to carry out the provisions hereof. TWC is not in violation of any material term of its Articles of Incorporation, as amended, or its Bylaws.

        (b)  The authorized capital stock of TWC, immediately prior to the Closing, will consist of (i) 950,000,000 shares of Common Stock of which approximately 50,308,175 will be issued and outstanding, and (ii) 4,000,000 shares of preferred stock, $0.001 par value per share, none of which will be issued and outstanding. The Common Stock, when issued pursuant to the terms of this Agreement, will be duly authorized, and validly issued, fully paid and nonassessable and will not be subject to any lien or encumbrance incurred by TWC. The Common Stock, when issued to the Noteholders in accordance with this Agreement (including Value Partners), shall be registered with the SEC pursuant to the Registration Statement and the Form S-1 as referenced in Section 3(o) under the Securities Act.

        (c)  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Except for the requirement that the stockholders of TWC approve the increase in TWC's authorized shares of Common Stock, and, upon such approval the filing of Articles of Amendment to TWC's Articles of Incorporation and the payment of any necessary Tax or fee related thereto, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of each of TWC, TWGI and TWGF has duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by such Boards of Directors for the consummation of the transactions. This Agreement has been duly and validly executed and delivered by each of TWC, TWGI and TWGF and constitutes a valid, legal and binding agreement of each of TWC, TWGI and TWGF enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (d)  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not contravene or constitute a default under or violate (i) any provision of applicable federal or state securities law or regulation the violation of which would have a Material Adverse Effect on TWC, (ii) the Articles of Incorporation, as amended, and Bylaws of TWC, or (iii) any judgment, injunction, order, decree or material agreement binding upon TWC or any of its assets or properties, the violation of which would have a Material Adverse Effect on TWC or on TWC's ability to issue the Common Stock in the Note Exchange. For purposes of this Agreement, a "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of TWC or (b) the ability of TWC to perform its obligations under this Agreement.

        (e)  Except as and to the extent publicly disclosed by TWC in the TWC reports filed by TWC with the SEC under the Exchange Act as of the date hereof and as of the Closing Date, the business of TWC, TWGI and TWGF and has been carried on only in the ordinary and usual course consistent with past practice, none of TWC, TWGI or TWGF has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to TWC, TWGI or TWGF, which have or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC. The Registration Statement, the Note Exchange Offer Documents and/or any other documents to be filed by TWC with the SEC in connection with the Note Exchange and the other transactions related thereto will (in the case of the Registration Statement, the Note Exchange Offer Documents and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of filing with the SEC or, in the case of the Registration Statement, on the date the Registration Statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or shall, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the exchange of Notes for TWC Common Stock which shall have become false or misleading in any material respect. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Noteholders specifically for inclusion therein.

        5.    Representations and Warranties of the Noteholders.

        Each Noteholder hereby represents and warrants to the Company as follows:

        (a)  Each Noteholder is the owner, beneficially and of record, of all the Notes set forth beside each such Noteholder's name on Schedule A, to be exchanged hereby, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions except as set forth on such Schedule A. Any encumbrance on the Notes shall be fully and finally released, free and clear with no remaining obligation on or before the Closing Date. Each Noteholder has full power and authority to tender, sell, assign and transfer the Notes exchanged hereby with TWC without obtaining the consent or approval of any other person, entity or governmental authority. Each Noteholder further represents and warrants that when the Notes are accepted for exchange by TWC, TWC will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claims. The Noteholder will upon request, execute and deliver any additional documents deemed by the Exchange Agent or TWC to be necessary or desirable to complete or perfect the sale, assignment and transfer of the Notes tendered hereby and the termination of the Indentures. The Notes being exchanged hereby constitute all of the Notes owned by the Noteholder in this series.

        (b)  All the information that is set forth in this Agreement, including Schedule A hereto, with respect to each Noteholder is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

        (c)  Each Noteholder has such knowledge and experience in financial and business matters that each such Noteholder, together with each such Noteholder's representatives and advisors, if any, is capable of evaluating the merits and risks of an investment in the Common Stock or the Replacement Notes.

        (d)  Each Noteholder has the full right, power and authority to enter into and to perform this Agreement and all other agreements, certificates and documents executed and delivered, or to be executed and delivered, by each Noteholder in connection herewith (collectively, with this Agreement, the "Noteholder Documents"). All legally required action has been taken by each Noteholder which is a prerequisite to the execution, delivery or performance of this Agreement. This Agreement has been duly authorized, executed and delivered by each Noteholder, and the Noteholder Documents are (or when executed and delivered will be) legal, valid and binding obligations of each Noteholder, enforceable against such Noteholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (e)  Each Noteholder represents and warrants to TWC that he, she or it has no present arrangement (whether or not legally binding) at any time to sell the Common Stock or the Replacement Notes to be issued to him, her or it in the Note Exchange to or through any person or entity. The Noteholder understands and agrees that the Replacement Notes and the Interest Notes will be transferable only in compliance with applicable federal and state securities laws.

        (f)    The execution, delivery of this Agreement and any other Noteholder Document executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements thereof, will not (i) violate the organizational documents of any of the Noteholders; (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on each Noteholder; (iii) violate, conflict with or constitute a material default under any indenture, instrument or agreement to which each Noteholder is a party or is subject, or by which any Noteholder or any of its assets is bound, which violations have not been waived hereby; (iv) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by any Noteholder to any third party; or (v) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which each Noteholder is subject or to which any of its assets, operations or management may be subject. With respect to this subsection (f), the terms "indenture, instrument and agreement" shall specifically exclude any such indenture, agreement or instrument between or among the Company and/or any of its affiliates on the one hand, and any Noteholder on the other hand.

        (g)  Each Noteholder has received a copy of the Prospectus and the Note Exchange Offer Documents.

        (h)  Each Noteholder understands that nothing in this Agreement or any other Noteholder Documents (including the Note Exchange Offer Documents) presented by the Company to each Noteholder in connection with the Note Exchange constitutes legal, tax or investment advice. Each Noteholder has relied on, and has consulted with, such legal, tax and investment advisers as any Noteholder, in his, her or its sole discretion, has deemed necessary or appropriate in connection with its exchange of the Notes for the Common Stock as set forth herein.

        6.    Covenants of the Noteholders.

        (a)  Each Noteholder covenants and agrees with the Company that he, she or it will:

          (i)    Execute, deliver and in good faith perform all of his, her or its obligations under this Agreement in a timely manner;

          (ii)  Provide reasonable and timely cooperation to the Company in the preparation of the Registration Statement, Note Exchange Offer Documents and/or Noteholder Documents or any amendments or supplements thereto;

          (iii)  Obtain all consents, approvals, acquiescences or permits that the Company may deem to be necessary and appropriate in order for the Noteholder to deliver good title to the Notes to the Company without encumbrance in a timely manner and at the Noteholder's expense;

          (iv)  Execute and deliver to the Company concurrently with the delivery of the Notes, duly endorsed, and the Letter of Transmittal, the duly executed Exit Consent;

          (v)  Not take any action or omit to take any action which could result in the occurrence of a Material Adverse Effect to the Company prior to the Closing Date; and,

          (vi)  Not sell, transfer, assign, pledge or otherwise encumber the Notes.

        (b)  Each Noteholder shall give prompt notice to the Company of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any material representation or warranty of the Noteholder contained in this Agreement, to be untrue or inaccurate at or prior to the Closing Date, (ii) any material failure of the Noteholder, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) such Noteholder becoming aware of any Material Adverse Effect relating to the Company, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 6(b) shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        (c)  The Company acknowledges that (A) all of the obligations of each Noteholder are several and not joint (it being the parties' intent that each Noteholder will be responsible only for its own obligations), and (B) each representation and warranty made herein by or as to each Noteholder relates only to such Noteholder, and that no Noteholder is liable for breach of any representation or warranty made or covenant incurred by or as to any other Noteholder.

        7.    Termination.

        (a)  This Agreement may be terminated and the Note Exchange contemplated herein may be abandoned at any time prior to the Closing, whether before or after approval of the amendment to TWC's Articles of Incorporation by the stockholders of TWC:

          (i)    By the mutual written consent of Company and the holders of a majority in principal amount of the Notes;

          (ii)  By the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Note Exchange and/or issuance of the Common Stock on the terms contemplated by this Agreement, or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Note Exchange and/or issuance of the Common Stock and such order, decree, ruling or other action shall have become final and non-appealable; (iii) if the Note Exchange Offer has not been consummated or extended on or before the sixtieth (60th) day following the commencement of the Note Exchange Offer (or, if such date is not a Business Day, the first such Business Day thereafter); or (iv) with respect to any individual Noteholder, if there shall be a material breach by such Noteholder of any of its representations, warranties, covenants or agreements contained in this Agreement; or

        (b)  This Agreement may be terminated by any individual Noteholder with respect to such Noteholder's obligation hereunder if there shall be a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement as to such Noteholder. The Company will give prompt notice of any such termination to Value Partners;

        (c)  In the event of termination of this Agreement by either the Company or one or more individual Noteholder(s) as provided in Section 7(a) or (b), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Company and such Noteholder(s), other than the provisions of this Section 7(c) and Sections 8, 11, 12, 13, 15 and 20.

        8.    Fees and Expenses.    Except as otherwise provided herein, all fees and expenses incurred in connection with the Note Exchange Offer, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Note Exchange Offer is consummated, except that TWC shall pay the reasonable and documented fees and expenses of counsel to Value Partners.

        9.    Amendment.

        (a)  This Agreement may be amended in any non-material respect by an instrument in writing signed by the Company and Noteholders holding a majority of principal amount of the Notes at any time prior to the Closing Date. Notice of such amendment shall be promptly provided to each Noteholder prior to the Closing Date. Any material amendment must be executed by the Company and each Noteholder that is a party to this Agreement.

        (b)  At any time prior to the Closing Date, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of the either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

        10.    Nonsurvival of Representations and Warranties.

        None of the representations, warranties, covenants and agreements in this Agreement or in any Schedule or document delivered pursuant to this Agreement shall survive beyond the Closing Date, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing Date and Sections 8, 11, 12, 13, 14, 15, 16 and 20. This Section 10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

        11.    Notices.

        All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the U.S. mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth on Schedule A or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated on Schedule A (if delivered on a Business Day between the hours of 9:00 a.m. and 5:30 p.m. where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day, between the hours of 9:00 a.m. and 5:30 p.m. where such notice is to be received), (b) on the third Business Day following the date of delivery to a reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such communication, whichever shall first occur, or (c) five calendar days after sent by certified or registered mail.

        12.    Choice of Law/Jurisdiction.

        This Agreement and all transactions contemplated by this Agreement shall be exclusively governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to principles of conflicts of laws. Each party consents to the exclusive jurisdiction of the United States District Court of the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO REQUEST A TRIAL BY JURY FOR ANY MATTER LITIGATED ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT. No party shall be liable to the other for any special, indirect, incidental, consequential, exemplary or punitive damages for any breach of this Agreement.

        13.    Assignment.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective spouses, heirs, personal representatives, executors, administrators, trustees, beneficiaries, trustees in bankruptcy, successors and assigns, and no other person shall have any right, benefit or obligation hereunder. This Agreement is not assignable by any party without the prior written consent of the counterparty.

        14.    Entire Agreement.

        This Agreement, together with all Schedules hereto and the Note Exchange Offer Documents, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

        15.    Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        16.    Specific Performance.

        The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the court specified in Section 12 hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        17.    Further Assurances.

        The parties shall cooperate and take such actions, and execute such other documents, in connection with the transactions contemplated herein, as either may reasonably request in order to carry out the provisions or purpose of this Agreement.

        18.    Counterparts; Facsimile.

        This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties hereto and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

        19.    Title and Subtitles.

        The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        20.    Interpretation.

        The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to                                    , 2003. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person or entity are also to its permitted successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, on the day and year first above written.

TRANS WORLD CORPORATION
By:	Name: Rami S. Ramadan Title: Chief Executive Officer
TWG INTERNATIONAL U.S. CORPORATION
By:	Name: Rami S. Ramadan Title: Chief Executive Officer
TWG FINANCE CORP.
By:	Name: Rami S. Ramadan Title: Chief Executive Officer
VALUE PARTNERS, LTD.
By:	EWING & PARTNERS as General Partner
By:	Name: Timothy G. Ewing Title: Managing Partner
EWING & PARTNERS
By:	Name: Timothy G. Ewing Title: Managing Partner
AMIR FAMILY TRUST
By:

Name:

Title:	Trustee

FORT PITT FUND III, L.P.
By:

Name:

Title:	General Partner
MILFAM I, L.P.
By:

Name:

Title:	General Partner
MILNER TRUST "C" UAD 11/2/73
By:

Name:

Title:	Trustee
PALESTRA PARTNERS
By:

Name:

Title:	General Partner
RAVICH REVOCABLE TRUST OF 1989
By:

Name:

Title:	Trustee
RAVICH CHILDREN'S PERMANENT TRUST
By:

Name:

Title:	Trustee

MARGOLIS LIVING TRUST
By:

Name:

Title:	Trustee
GEOFFREY B. BAKER
By:

Name:	Geoffrey B. Baker
Title:	Director
JULIO E. HEURTEMATTE, JR.
By:

Name:	Julio E. Heurtematte, Jr.
Title:	Director
MALCOLM M.B. STERRETT
By:

Name:	Malcolm M.B. Sterrett
Title:	Director

Schedule A

TRANS WORLD CORPORATION
Noteholder List

Noteholder Name	Address/Telephone/Fax Nos.	Principal Amount	Accrued and Unpaid Interest As of the Closing Date*	Liens on Notes per Section 4(a)	Number of Shares Common Stock To Be Issued Pursuant to the Exchange Ratio	Principal Amount of Replacement Note
Value Partners, Ltd.		$13,320,000.00	$2,022,600.00
Amir Family Trust		300,000.00	—
Fort Pitt Fund III, LP		750,000.00	45,000.00
Milfam I, L.P.		250,000.00	—
Milner Trust "C" UAD 11/2/73		100,000.00
Palestra Partners		300,000.00	—
Ravich Revocable Trust of 1989		3,430,000.00	328,800.00
Ravich Children's Permanent Trust		1,000,000.00	60,000.00
Margolis Living Trust		250,000.00	—
Geoffrey B. Baker, Director		100,000.00	6,000.00
Julio E. Heurtematte, Jr., Director		100,000.00	6,000.00
Malcolm M.B. Sterrett, Director		100,000.00	6,000.00
Total		$20,000,000.00	$2,474,400.00
Total Exchanged Shares of Common Stock

*
These amounts shall be paid to the subject Noteholders by TWC by means of a 36 month, 8.0% interest, secured subordinated promissory note to be executed by TWC on the Closing Date. (See Section 1(n)). All other accrued and unpaid interest and penalties will be waived and cancelled by the Noteholders.

SA-1